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                                                                   Exhibit 10.47


Via Federal Express Mail


February 28, 2000


Mr. Jay Braukman
735 Sunglow Drive
Villa Hills, KY  41017


Dear Jay:

     Subject to final approval by our Board of Directors, Rhythms NetConnections Inc. ("Rhythms") is pleased to offer you employment on the terms and conditions stated in this letter. Rhythms is offering you the position of Chief Financial Officer. As Rhythms' CFO, you will report directly to me. We would like for you to begin work with Rhythms as early in March as possible.

     Your initial rate of compensation will be $275,000.00 per year, payable in accordance with Rhythms' regular pay period practices. You will also be eligible for bonus compensation, which for your first year of employment is guaranteed to be $150,000.00 payable in quarterly installments. For any future years of performance, the bonus plan will be consistent with those of other members of the Rhythms management team, and will likely be based on Rhythms' financial performance and on the achievement of objectives to be established in the future by the Chairman and CEO and Board of Directors.

     You will be eligible for the following fringe benefits: reasonable and customary group health, life insurance and long-term disability benefits, and participation in the Company's 401 (k) plan and other benefit programs, under the terms and conditions of such plans or programs. You will also be eligible for three (3) weeks accrued Paid Time Off (PTO), which can be used for vacations, sick or personal time off per twelve (12) month period.

     Rhythms will secure and provide for your benefit, a term life insurance policy on your life with a face value of $1 million payable to beneficiary(s) as you direct. The contract will be renewable for a minimum of a five-year term. We will pay the full premium on a tax adjusted basis for the entire period for which you are an employee of the Company or are being paid by the Company under a Severance Agreement. The payment in full of the premium is predicated on the presumption that you are and have been in good health and are insurable under normal actuarial rates, which we estimate to be $1,000 per year at your age. To the extent that other than normal rates and risks apply, you will be expected to reimburse the Company for any costs it incurs in excess of $1,000 per year pre-tax.
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Mr. Jay Braukman
Page 2

     Should you accept this offer, Rhythms agrees to reimburse you for the reasonable costs of your relocations to Denver, Colorado. These costs will include the sale of your personal residence at a fee not to exceed 5% of its sale price, the moving and storage of your personal effects, the costs of temporary housing, and the buyout of the lease on your current rental property. In addition, if your current employer requests recovery of monies it advanced for your recent relocation, Rhythms agrees to pay those monies on your behalf. All relocation expenses will be "grossed up" for federal and applicable state tax consequences.

     On the commencement date of your employment with Rhythms, you will be granted Options to purchase 250,000 shares of Rhythms' Common Stock under the Company's Stock Option Agreement, with the exercise price equal to the fair market value on the date of Board approval of the grant. The Options will vest over a four year period: the first 25% on your one year anniversary, and the remaining 75% in equal monthly increments over the remaining three years. In addition, you will be granted, upon your date of hire, an option to purchase an additional 50,000 shares of Rhythms' Common Stock, with an exercise price equal to $20.00 per share. These additional options will vest over a two-year period, in 24 equal monthly installments upon your completion of each month of service over the 2-year period measured from you hire date. However, if your employment with Rhythms is terminated by Rhythms for any reason other than cause, these options will vest immediately upon such termination. This second option will not be granted under the Rhythms' 1999 Stock Incentive Plan, but will have , other than the vesting provisions which will be as herein stated, substantially the same terms as your first option award. Both options will be non-qualified options under the federal tax laws.

     In the event of a Corporate Transaction or Change in Control (as those terms are defined in appendix to the attached 1999 Stock Incentive Plan), both of your stock options will immediately vest and become exercisable for all the option shares, unless the acquiring entity assumes those options or otherwise continues them in effect. Should those options be so assumed or otherwise continued in effect so that they do not accelerate at the time of the Corporate Transaction or Change in Control, then those options will vest on accelerated basis in the event there should occur an Involuntary Termination of your employment with the Company (or the successor entity) within eighteen (18) months after the effective date of the Corporate Transaction or Change in Control, an Involuntary Termination will be as defined in the appendix to the 1999 Stock Incentive Plan.

     Your employment with Rhythms, should you accept this offer, will not be for any specific term and may be terminated by you or by Rhythms at any time, with or without cause and with or without notice. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Rhythms concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Rhythms has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment can only be changed in a writing signed by you and the Chairman and CEO of the Company, which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your
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Mr. Jay Braukman
Page 3

employment with Rhythms and will not create any implied contract requiring cause for termination of employment.

     Your employment pursuant to this offer is contingent upon you executing the enclosed Proprietary Information and Inventions Agreement, upon you providing Rhythms with the legally-required proof of your identity and authorization to work in the United States, and upon conclusion of a successful background investigation and drug test.

     In the event that Rhythms terminates your employment without cause anytime during the first three (3) years of your service, the Company will pay you severance payments, consisting of payment of your base salary, less applicable withholding taxes, for a period of twelve (12) months from the termination date, contingent upon your execution of a general release, and subject to your continued compliance with your confidentiality obligations imposed by the Proprietary Information and Inventions Agreement.

     If you wish to accept this offer, please sign below and return the fully executed letter to us, along with the executed Proprietary Information and Inventions Agreement. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire on March 3, 2000.

We are looking forward to having you join us at Rhythms. If you have any questions, please call me at (303) 476-2631.

                                        Very truly yours,

                                        Rhythms NetConnections Inc.



                                        By: _______________________
                                        Steve Stringer
                                        President and Chief Operating Officer



I have read and accept this employment offer.

Dated: ____________________             ____________________________
                                        Jay Braukman